Exhibit 10.3

2004 Annual Bonus Payout

The Compensation Committee of the Board of Directors evaluated ICG’s performance against the goals established in the 2004 Bonus Plan and declared a bonus level of         %.

Based on the Board’s evaluation and your service during 2004, your 2004 total bonus will be $             or         % of your annual target bonus which will be paid on                     .